Exhibit D-9.2

                                 PENNSYLVANIA
                          PUBLIC UTILITY COMMISSION
                         Harrisburg, PA.  17105-3265



                                     Public Meeting held November 29, 2000
Commissioners Present:



    Robert K. Bloom, Vice Chairman
    Nora Mead Brownell
    Aaron Wilson, Jr.
    Terrance J. Fitzpatrick




Affiliated Interest Agreement Between The            Docket Number:
Peoples Natural Gas Company d/b/a Dominion           G-00000815
Peoples and Dominion Resources Services, Inc.


                                    ORDER



BY THE COMMISSION,

     On September 27, 2000, The Peoples Natural Gas Company d/b/a
Dominion Peoples ("Dominion Peoples") filed an Affiliated Interest Agreement with Dominion Resources Services, Inc. ("DRS"). On October 18, 2000, the Commission extended the period for consideration for this Agreement until further order of the Commission. The Agreement pertains to the provision of a variety of administrative, management and other services by DRS.

This agreement is filed in accordance with the requirements of Section 2102(b) of the Public Utility Code, 66 Pa. C.S. Section 2102(b).

     According to Dominion Peoples, the Agreement is a service agreement for a variety of administrative, management, and other services by DRS, which will supplant an agreement between The Peoples Natural Gas Company, DRS and Consolidated Natural Gas Services Company ("CNG
Services"). The existing agreement was approved by Commission Order on January 12, 2000, at Docket No. G-00990713.

     Dominion Peoples seeks approval of the new services agreement in anticipation of the merger of DRS and CNG Services in the first quarter of 2001 after all other necessary regulatory approvals have been obtained. Dominion Peoples states that the new service agreement will become effective as of the effective date of the DRS/CNG Services merger.

     Dominion Peoples estimates that no more than ten people will be transferred from Dominion Peoples to DRS as a result of the service company merger and that no equipment or facilities will be transferred under this Agreement. Dominion Peoples states that the personnel transferred will be primarily from the Legal and Governmental Affairs Divisions, in order to support any affiliated company and not solely Dominion Peoples.

     Dominion Peoples states that for the year-to-date period ending
September 30, 2000, it has paid CNG Services $9.58 million, excluding one -time charges for restructuring costs and cumulative effect items. During the same time period, DRS received a total of $3 million from Dominion Peoples under its existing Agreement, which excludes one-time charges for restructuring charges.
The estimated annual budget amount for 2001 for services to be provided by DRS is $21.5 million. In addition, Dominion Peoples states that all services DRS provides, will be provided at cost.


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     Dominion Peoples states that it believes that this Agreement will benefit its ratepayers by resulting in efficiencies and cost savings that would otherwise not be available.

     The Company indicates that no services will be provided prior to Commission approval. Therefore, the company has not derived revenues from, nor allocated costs for, its Pennsylvania operations in excess of the exception set forth at Section 2102(d) of the Public Utility Code. Consequently, there has been no violation of Chapter 21.

     The Commission has examined the Agreement and has determined that it appears to be reasonable and consistent with the public interest; however, approval of the Agreement does not preclude the Commission from investigating during any formal proceeding, the reasonableness of any charges under the Agreement; THEREFORE,

		IT IS ORDERED:

     1. That the Affiliated Interest Agreement between The Peoples Natural Gas Company d/b/a Dominion Peoples and Dominion Resources Services, Inc. be, and hereby is, approved.

     2. That acceptance does not preclude the Commission from investigating during any formal proceeding the reasonableness of any charges under the Agreement.

     3.    That this Docket be closed.


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                                              BY THE COMMISSION,


                                              James J. McNulty
                                              Secretary



(SEAL)

ORDER ADOPTED:   November 29, 2000

ORDER ENTERED:   November 29, 2000



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